UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MERCANTILE BANK CORPORATION

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SEC 1913 (02-02)

Notice of Annual Meeting of Shareholders

To Be Held on May 24, 2018

To our Shareholders:

The 2018 annual meeting of shareholders of Mercantile Bank Corporation will be held at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505 on Thursday, May 24, 2018, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

1.	Election of eight directors, each for a one-year term.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.

3.	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.

4.	Any other business that may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Thursday, March 29, 2018 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, May 11, 2018.

By Order of the Board of Directors,

Michael H. Price
Executive Chairman of the Board

Dated: April 9, 2018

Mercantile Bank Corporation

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on May 24, 2018

*     To be voted on at the meeting

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, Michigan 49504

April 9, 2018

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on May 24, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, May 24, 2018 at 9:00 a.m., local time, at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505, and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2017 and other information is first being mailed or made available to shareholders, along with these proxy materials, on or about April 9, 2018.

Information About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent registered public accounting firm, and an advisory (non-binding) vote on the compensation of our named executive officers disclosed in this proxy statement.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Who is entitled to vote?

The Board of Directors has set March 29, 2018 as the record date for the annual meeting. If you were a shareholder of record at the close of business on the record date, March 29, 2018, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of Mercantile common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by it.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, or voting by internet or telephone, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares.

What is a proxy statement?

A proxy statement is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of The Nasdaq Stock Market (“Nasdaq”).

How many shares must be present to hold the meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or internet.

As of the record date, 16,598,040 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, trust, broker or other nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the printed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the annual meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

What does it mean if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by telephone or internet, vote once for each proxy card or voting instruction form you receive.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR the election of all of the eight nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018;

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement; and

•	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

Can I change my proxy after submitting my proxy?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, by voting in person at the meeting, or by delivering to our Secretary a written notice of revocation. Attending the meeting will not revoke your proxy unless you specifically request to revoke it.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

What is the vote required to approve each matter?

Election of Directors.    The affirmative vote of the holders of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. The eight nominees receiving the highest number of votes will be elected to the Board. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the common stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory approval of compensation of our named executive officers.    Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of all of the eight nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018; and

•	FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by us. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank of Michigan (the “Bank”), may without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting

to be Held on May 24, 2018:

Our proxy statement and 2017 annual report are available at

www.envision reports.com/MBWM.

Stock Ownership of Certain Beneficial Owners and Management

The following table presents information regarding the beneficial ownership of our common stock, as of March 29, 2018, by each of our current directors, each nominee for election as a director, our executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Class Beneficially Owned(13)
David M. Cassard••	25,000	(2)	*
Edward J. Clark••	52,302	(3)	*
Michelle L. Eldridge••	9,729	(4)	*
Jeff A. Gardner••	102,022	(5)	*
Edward B. Grant••	20,087		*
Michael H. Price••	67,192	(6)	*
Thomas R. Sullivan••	69,062	(7)	*
Robert B. Kaminski, Jr.••	65,953	(8)	*
Charles E. Christmas	69,582	(9)	*
Raymond E. Reitsma	20,850	(10)	*
Robert T. Worthington	24,892	(11)	*
All directors and executive officers as a group (11 persons)	526,671	(12)	3.2%

••	Current Member of our Board of Directors and Nominee for Re-election

*	Less than 1%

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 29, 2018 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares
Mr. Christmas	2,000
Mr. Kaminski	1,200
Mr. Price	4,000
Mr. Sullivan	2,108
Mr. Reitsma	500
Mr. Worthington	500

(2)	Includes 8,115 shares that Mr. Cassard holds jointly with his spouse.

(3)

Includes 1,303 shares that Mr. Clark has the power to vote and dispose of as custodian of four accounts of grandchildren, 385 shares held by his spouse in an IRA, and 2,150 shares that Mr. Clark holds in an IRA.

(4)	Includes 5,850 shares that Ms. Eldridge holds in an IRA and a Roth IRA.

(5)

Includes 90,426 shares as to which Mr. Gardner shares voting or investment power by reason of joint ownership, trust, or other contract or property right, and 11,500 shares Mr. Gardner holds in an IRA.

(6)

Includes 15,160 shares that Mr. Price holds jointly with his spouse, 13,833 shares of restricted stock, 13,633 shares that Mr. Price owns under the Bank’s 401(k) plan, and 12,149 shares Mr. Price holds in an IRA.

(7)	Includes 6,295 shares of restricted stock, 1,107 shares Mr. Sullivan holds jointly with his children, and 43,774 shares that Mr. Sullivan holds in an IRA.

(8)	Includes 27,979 shares that Mr. Kaminski holds jointly with his spouse, 12,250 shares of restricted stock, and 24,524 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(9)

Includes 5,349 shares that Mr. Christmas holds jointly with his spouse, 9,000 shares of restricted stock, and 34,147 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 1,553 shares that Mr. Christmas’ spouse, who was previously employed by the Bank, owns under the Bank’s 401(k) plan as well as 372 shares that she owns in her IRA.

(10)	Includes 7,875 shares of restricted stock and 10,428 shares that Mr. Reitsma owns under the Bank’s 401(k) plan.

(11)	Includes 7,000 shares of restricted stock and 15,392 shares that Mr. Worthington owns under the Bank’s 401(k) plan.

(12)

Includes 10,308 shares that such persons have the right to acquire within 60 days of March 29, 2018 pursuant to stock options, 56,253 shares of restricted stock awarded under our stock-based compensation plans, and 99,677 shares that such persons own under the Bank’s 401(k) plan.

(13)

The percentages shown are based on the 16,598,040 shares of our common stock outstanding as of March 29, 2018, plus the number of shares that the named person or group has the right to acquire within 60 days of March 29, 2018. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after March 29, 2018 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

Stock Owned by 5% Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding shares of common stock as of February 16, 2018.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class Beneficially Owned
Banc Fund VI L.P. 20 North Wacker Drive, Suite 3300
Chicago, IL 60606(1)	1,456,032	8.9%
BlackRock, Inc. 55 East 52nd Street
New York, NY 10055(2)	967,524	5.9%
Dimensional Fund Advisors LP 6300 Bee Cave Road
Austin, TX 78746(3)	945,928	5.7%

(1)

The information is based on a Schedule 13G, Amendment No. 2017-1, filed with the SEC on February 14, 2018, jointly on behalf of Banc Fund VII L.P. ("BF VII"), Banc Fund VIII L.P. ("BF VIII") and Banc Fund IX L.P. ("BF IX") (collectively the “Banc Fund Group”). The Banc Fund Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2017. The Banc Fund Group reported aggregate beneficial ownership of 1,456,032 shares, including 259,376 shares beneficially owned by BF VII, 873,104 shares beneficially owned by BF VIII, and 323,552 shares owned by BF IX.

(2)

The information is based on a Schedule 13G, Amendment No. 1, filed with the SEC on January 25, 2018. BlackRock, Inc. may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2017. BlackRock reported aggregate beneficial ownership of 967,524 shares, with sole voting power over 935,168 shares and sole dispositive power over 967,524 shares.

(3)

The information is based on a Schedule 13G, Amendment No. 1, filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional reported aggregate beneficial ownership of 945,928 shares, with sole voting power over 898,154 shares and sole dispositive power over 945,928 shares. Though Dimensional may possess voting and/or investment power over the shares, it disclaims beneficial ownership of such securities, which are owned by the Funds.

Proposal #1
Election of Directors

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our Board of Directors currently has eight members. Our directors are elected annually to one-year terms.

Our Board of Directors has nominated David M. Cassard, Edward J. Clark, Michelle L. Eldridge, Jeff A. Gardner, Edward B. Grant, Robert B. Kaminski, Jr., Michael H. Price, and Thomas R. Sullivan, as directors for election at this year’s annual meeting for one-year terms expiring at the 2019 annual meeting. Each of the nominees is presently a director whose term expires at this year’s annual meeting.

Our Board of Directors recommends that you vote FOR each of the eight nominees named above. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the eight nominees.

All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected, as well as the other nominees. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is information about the nominees for election as directors. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, were determined by our Board or its Governance and Nominating Committee. There are no family relationships among any of our directors, nominees for director and executive officers.

David M. Cassard, age 64

Director since 2001

Mr. Cassard is retired. He is the former Chairman of Waters Corporation, a commercial real estate investment and management company. He served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids and was a member of the Boards of Directors of First Michigan Bank Corporation and Butterworth Hospital. He holds membership in the American Institute of CPAs, the Michigan Association of CPAs and the Institute of Real Estate Management. Mr. Cassard’s financial expertise and commercial real estate management experience were key factors in our determination that he should be a member of our Board.

Edward J. Clark, age 73

Director since 2015 and previously served as a Director from 1998 to June of 2014

Mr. Clark served as a member of the Mercantile Board of Directors from 1998 until June of 2014 when he resigned as a member of the Mercantile Board in connection with the merger with Firstbank Corporation, but remained a member of the Bank Board. Mr. Clark is the Chairman and Chief Executive Officer of The American Seating Company (“American Seating”), and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating buses and rail cars. He is a graduate of Ohio State University (BSc) and the University of Pennsylvania (MBA). Mr. Clark is a member of the Board of Trustees of the Grand Valley State University Foundation. He is Chairman of the Membership Committee of the Grand Valley State University Foundation, and on the Advisory Board of the Seidman School of Business. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of First Michigan Bank-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Metropolitan YMCA, the Grand Rapids Symphony Orchestra, Red Cross of Kent County, The Blodgett/Butterworth Foundation, St. Mary’s Hospital, The Business and Institutional Furniture Manufacturer’s Association, the Ohio State University Alumni Association, and the Grand Rapids Employers’ Association. Mr. Clark’s experience leading and managing a substantial seating and furniture business, and involvement and relationships in the community, led us to conclude that he should serve on our Board.

Michelle L. Eldridge, age 53

Director since 2016

Ms. Eldridge is a Principal of Clear Ridge Wealth Management (“Clear Ridge”) in Kalamazoo, Michigan, which she co-founded in 2014. Clear Ridge provides integrated wealth management to high net worth families and customized investment management to institutional organizations. Prior to founding Clear Ridge, Ms. Eldridge was a Principal of LVM Capital for 16 years. Ms. Eldridge serves as a trustee of the Kalamazoo Valley Community College Foundation, is part of the Leadership Council of the Small Business Association of Michigan, is Treasurer of Prince of Peace Lutheran Church, and is a member of the Kalamazoo Civic Theatre Endowment Fund Committee. She is a Chartered Financial Analyst, Certified Private Wealth Advisor®, and a graduate of Western Michigan University. Ms. Eldridge’s experience as a CFA® charterholder and Registered Investment Advisor, as well as her leadership roles in the communities we serve, were key factors in our determination that she should be a member of our Board.

Jeff A. Gardner, age 66

Director since 2014

Mr. Gardner joined Mercantile’s Board of Directors in June of 2014, following our merger with Firstbank. Mr. Gardner served as a director and vice-chairman of Keystone Community Bank from 1997 through the date of the merger and a director of Firstbank Corporation from October 2005 through the date of the merger. Mr. Gardner is President of Gardner Group, which he formed in 1980. Gardner Group provides real estate services throughout southwestern Michigan, including development, construction, management, brokerage and maintenance. Mr. Gardner is a principal in numerous real estate developments, construction projects, and a consulting company. Mr. Gardner holds the designation of Certified Property Manager. Mr. Gardner’s extensive real estate expertise in the markets we serve led us to conclude that he should serve on our Board.

Edward B. Grant, age 68

Director since 2014

Mr. Grant joined Mercantile’s Board of Directors in June of 2014, following our merger with Firstbank. Mr. Grant served as a director of Firstbank (Mt. Pleasant) from 1988 through the date of the merger and of Firstbank Corporation from 1990 through the date of the merger. He served as Chairman of the Board of Firstbank (Mt. Pleasant) from 1989 through the date of the merger. Mr. Grant retired in August 2015 after having served in various faculty and administrative positions at Central Michigan University (“CMU”), most recently completing 16 years as General Manager of CMU Public Broadcasting. Mr. Grant is a Certified Public Accountant, and holds a Ph.D. in accounting from Michigan State University. We concluded that Mr. Grant should serve on our Board due to his specialized expertise in accounting and connection to the markets we serve.

Robert B. Kaminski, Jr., age 56
President and Chief Executive Officer of Mercantile; Chief Executive Officer of the Bank; Director of Mercantile since 2016 and previously from 2011 to 2014

Mr. Kaminski joined the Bank in 1997 and has over 30 years of commercial banking experience. Mr. Kaminski was appointed President and Chief Executive Officer of Mercantile on January 1, 2017 and continues to serve as Chief Executive Officer of the Bank, a position he has held since 2015. Mr. Kaminski has held various positions of increasing influence and responsibility with Mercantile and the Bank, serving Mercantile and the Bank as Senior Vice President and Secretary from 1997 to 2003, Executive Vice President and Secretary from 2003 to June of 2007, Executive Vice President and Secretary from 2007 to 2015 and President and Chief Executive Officer from 2015 through 2016. In addition, he served as the Bank's Chief Operating Officer from 2000 to 2016. Mr. Kaminski serves on the Boards of Directors for Boys and Girls Clubs of Grand Rapids Youth Commonwealth, the Heart of West Michigan United Way, the City of Wyoming Retirement Board, and the West Michigan Policy Forum. Mr. Kaminski also serves as a director of Mercantile, a position to which he was appointed by the Board on December 15, 2016. Mr. Kaminski served as a director of Mercantile previously from 2011 to 2014. Mr. Kaminski’s recent appointment as the President and Chief Executive Officer of Mercantile, leadership of the organization since its inception as one of our founding executives and in-depth knowledge of commercial banking were key factors in our determination that he should be a member of our Board.

Michael H. Price, age 61

Executive Chairman of Mercantile and of the Bank; Director since 1997

  Mr. Price has over 35 years of commercial banking experience and joined the Bank in 1997. Mr. Price retired as the President and Chief Executive Officer of Mercantile and Chief Executive Officer of the Bank on January 1, 2017, positions he had held since 2007. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank in 1997 and 1998, and as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank from 1999 to June of 2007. Mr. Price also served as Chairman of the Board of Mercantile from 2007 through the date of the Firstbank merger and resumed his position as Chairman of Mercantile following Mr. Sullivan’s retirement in May of 2015. Mr. Price has been and continues to be very active in the Grand Rapids community. From 2005 to 2007, he served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Mr. Price also held leadership positions on the Boards of Metro Health Corporation, Aquinas College, Habitat for Humanity of Kent County, Project Rehab and Network180. Mr. Price was the founding President of our organization and has demonstrated excellent leadership qualities and a strong understanding of the fundamentals of our industry. These attributes led us to conclude that he should be a member of our Board.

Thomas R. Sullivan, age 67

Director since 2014

Mr. Sullivan joined Mercantile’s Board of Directors and was appointed Chairman of the Board and Vice Chairman of the Bank in June of 2014, following our merger with Firstbank. He retired from employment with Mercantile on May 28, 2015 and remains a director. Mr. Sullivan served as President and Chief Executive Officer of Firstbank Corporation beginning in January of 2000 through the date of the merger. He served as President and Chief Executive Officer of Firstbank (Mt. Pleasant) from December, 1991 until January, 2007. He served as a director of Firstbank (Mt. Pleasant) from 1991 through the date of the merger. He also served as a director of Firstbank – Alma and Firstbank – West Branch from January, 2000, Keystone Community Bank from October, 2005 and Firstbank – West Michigan from July, 2007, each through the date of the merger. Mr. Sullivan also served as an Officer of Firstbank Corporation from 1991 through the date of the merger. Additionally, Mr. Sullivan has been elected as a Member Director of the Federal Home Loan Bank of Indianapolis, serving in that capacity from 2004 through 2009, and from 2011 to the present. We concluded that Mr. Sullivan should serve as a member of our Board due to his extensive expertise as President and Chief Executive Officer of Firstbank and his experience in and knowledge of the Michigan community banking market.

Executive Officers

Our executive officers are listed in the table below.

Name of Executive Officer	Title

Michael H. Price	Executive Chairman of Mercantile and the Bank

Robert B. Kaminski, Jr.	President and Chief Executive Officer of Mercantile, and Chief Executive Officer of the Bank

Charles E. Christmas	Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank

Raymond E. Reitsma	President of the Bank

Robert T. Worthington	Chief Operating Officer, Secretary, Senior Vice President, and General Counsel of Mercantile and the Bank

Mr. Price and Mr. Kaminski are also members of our Board of Directors, and information regarding their business experience is described above under the heading “Election of Directors.” The business experience for Mr. Christmas, Mr. Reitsma, and Mr. Worthington for at least the past five years is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Charles E. Christmas, age 52

Executive Vice President, Chief Financial Officer and Treasurer of Mercantile,

and Executive Vice President and Chief Financial Officer of the Bank

 Mr. Christmas joined the Bank in 1998 and has approximately 30 years of banking experience. Before being promoted to his current position as Executive Vice President and Chief Financial Officer of Mercantile and the Bank, Mr. Christmas served as Senior Vice President and Chief Financial Officer of Mercantile and the Bank from 2000 to 2015. Mr. Christmas also serves as Treasurer of Mercantile, a position he has held since 2000. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Bankers Association Funds Management Committee, is an instructor at the Michigan Bankers Association Perry School of Banking, serves as a Board member and President of the Susan G. Komen Michigan affiliate, is a member of the Ferris State University College of Business Advisory Board, serves as a Finance Committee member of the Frederik Meijer Gardens & Sculpture Park, and assists the Make-A-Wish Foundation of Michigan in its fundraising activities.

Raymond E. Reitsma, age 55

President and Director of the Bank since 2017

Mr. Reitsma was appointed President of the Bank effective January 1, 2017, and has been with the Bank for 15 years, beginning with his initial role as a Commercial Loan Manager in 2003, including holding the title of Senior Lender for eight years. In June 2015, Mr. Reitsma was appointed to be the Bank’s West Region President. Mr. Reitsma’s areas of responsibility have included commercial lending, treasury/cash management, mortgage lending, and credit administration. Mr. Reitsma was also very instrumental in the preparation, transition and integration periods surrounding the merger with Firstbank Corporation. Mr. Reitsma currently serves on the local board of the American Heart Association, and served as the Chair for the 2015 Heart Walk. Additionally, he serves on the Advisory Council of DA Blodgett/St. John’s Home and has done so since 2011. Previously, Mr. Reitsma served on the Board of Directors of the Pine Rest Foundation for six years, including two years as Treasurer. He has also been involved with the local United Way agency, most recently as the annual Campaign Chair for the Bank. Mr. Reitsma graduated from Calvin College with a B.A. in Business Administration and also holds an MBA in Finance from Michigan State University.

Robert T. Worthington, age 43
Chief Operating Officer, Secretary, Senior Vice President, and General Counsel of Mercantile and the Bank

Mr. Worthington was appointed Chief Operating Officer and Secretary of Mercantile on January 1, 2017, and continues to serve as Chief Operating Officer, Senior Vice President, General Counsel and Secretary of Mercantile and the Bank. Mr. Worthington joined the Bank in 2009 as Senior Vice President and Risk Management Director and was appointed General Counsel of the Bank in 2011. In 2016, Mr. Worthington was appointed Chief Operating Officer of the Bank and became Senior Vice President and General Counsel of Mercantile. Prior to joining the Bank, he was a corporate attorney, internal auditor, certified public accountant, and bank teller. Mr. Worthington serves as Immediate Past Chair of Junior Achievement of the Michigan Great Lakes, Committee Member of the Gerald R. Ford Presidential Foundation, Trustee of Mel Trotter Ministries, Director of the Michigan Bankers Association, and Vice Chair of the Michigan Bankers Workers Compensation Fund.

Corporate Governance

Director Independence

Applicable Nasdaq rules require that a majority of our Board of Directors be independent. In March of 2018, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable Nasdaq rules, with the exception of Messrs. Sullivan, Price, and Kaminski. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2017, our Board of Directors held a total of nine meetings. During 2017, each director attended at least 90% of the meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors then serving on our Board attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of March 29, 2018, was as follows:

Audit Committee	Compensation Committee	Governance and Nominating Committee
David M. Cassard	David M. Cassard*	David M. Cassard
Edward J. Clark	Edward J. Clark	Edward J. Clark*
Michelle L. Eldridge	Michelle L. Eldridge	Michelle L. Eldridge
Jeff A. Gardner	Jeff A. Gardner	Jeff A. Gardner
Edward B. Grant*	Edward B. Grant	Edward B. Grant

*	Committee chairperson

Each of the members of these committees is an independent director as defined by applicable Nasdaq rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

Audit Committee. The Audit Committee has five members and met five times in 2017. The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of our independent registered public accounting firm. Our Board of Directors has determined that Messrs. Cassard and Grant, who are members of the Audit Committee, are qualified as audit committee financial experts, as that term is defined in the rules of the SEC. Each Audit Committee member is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee has five members and met eight times in 2017. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our directors, officers and employees. The Compensation Committee’s responsibilities and authority include:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating the performance of the CEO;

•	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

•	reviewing compensation and guidelines for directors’ ownership of our stock;

•	reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking;

•	considering the results of the most recent advisory vote of the shareholders on executive compensation in making compensation determinations and recommendations;

•	recommending or making changes in compensation for directors;

•	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and

•

sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.

The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee. The Compensation Committee may confer with our President and Chief Executive Officer regarding his compensation, and receives recommendations from him regarding the compensation for our other executive officers.

Compensation Consultant

In 2017, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer provided a market analysis of our executive compensation program, including base salary, target annual incentive, target total cash compensation, long-term incentives and total direct compensation. Pearl Meyer also reviewed and analyzed our current executive incentive plans, including overall structure, award levels, performance measures, and target-setting processes. As part of its review of executive officer compensation terms, the Compensation Committee considered information provided by Pearl Meyer that compared our executive officer compensation levels against the compensation levels of similarly situated executives in comparable positions at peer group companies, as identified by Pearl Meyer.

Pearl Meyer also conducted a review of our compensation program for our Board of Directors, including a comparative market analysis of the following factors: chairman compensation; annual retainer/annual meeting fees; total cash for Board services; committee composition and prevalence; annual committee retainer; fees per committee meeting; fees for facilitation of executive sessions; total cash for committee service; long-term/equity grants; and total compensation.

The Compensation Committee determined that Pearl Meyer is independent under applicable SEC and Nasdaq rules, based on the Committee’s review of the services provided to the Company as described above and information provided by Pearl Meyer, and concluded that no conflict of interest existed that would prevent Pearl Meyer from independently advising the Compensation Committee.

Governance and Nominating Committee. The Governance and Nominating Committee has five members and met three times in 2017. The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West or Central Michigan communities who have been known to one or more of our Board members. The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders. We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the Governance and Nominating Committee does consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the Governance and Nominating Committee’s determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe that the composition of our Board has consistently demonstrated diversity as defined by viewpoint, background and professional experience. This diversity is further enriched at the Bank Board through racial and gender diversity.

Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.

Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

Board Leadership Structure

Our Board is led by Michael H. Price, our Executive Chairman of the Board. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. In light of our recent management transition plan, the Board believes that the most effective leadership structure for us at this time is for the roles of Executive Chairman of the Board and Chief Executive Officer to be separated and served by Mr. Price and Mr. Kaminski, respectively.

Mr. Price was our founding President and Chief Operating Officer, and served as our Chairman of the Board from July 1, 2007 through the June 1, 2014 merger with Firstbank Corporation, at which point he was succeeded as Chairman by Mr. Sullivan. Following Mr. Sullivan’s retirement on May 28, 2015, Mr. Price resumed his prior role as Chairman of the Board of Mercantile. Given his long history of leadership with our organization, the Board of Directors believes that Mr. Price is uniquely qualified to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board.

Mr. Kaminski joined the Bank in 1997 as one of our founding officers and has over 30 years of commercial banking experience. Before being promoted to his current position as President and Chief Executive Officer, Mr. Kaminski served in various positions of increasing influence and responsibility with Mercantile and the Bank. In light of his extensive experience with our organization in various management roles, we believe Mr. Kaminski is exceptionally well qualified to serve as our Chief Executive Officer at this time. We fully anticipate that Mr. Price and Mr. Kaminski will continue to work together and serve as effective counterparts as they carry out the management transition plan and lead our organization.

Unlike many companies, our Board of Directors does not have an executive committee through which a chief executive officer and chairman of the board are able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees, which are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participate in at least two executive sessions during the year, in which our Executive Chairman of the Board and Chief Executive Officer do not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Governance and Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is Jeff A. Gardner.

Board Role in Risk Oversight

Our Board oversees our risk management practices. In carrying out its responsibilities, our Board appointed Jeff Kaiser as Risk Management Department Head (our “Senior Risk Officer”). Our Senior Risk Officer, with supervision from our Board, is responsible for the definition, structure, implementation, and coordination of our risk management plan. Our Senior Risk Officer reports at least quarterly to our Board.

Our Senior Risk Officer is the Chairman of our Enterprise Risk Management Committee. This committee is comprised of senior management. Its purpose is to provide high-level attention and coordination to the risk management process and to discuss and address significant risks that we face.

Our Senior Risk Officer meets at least every six months with the Compensation Committee to discuss, evaluate and review our compensation plans. Our Senior Risk Officer, with the Compensation Committee, assesses whether our compensation plans encourage taking unnecessary and excessive risks that threaten our value, or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors, are provided to the entire Audit Committee and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications and request copies of any of the communications.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

None of Mercantile’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Mercantile or member of the Compensation Committee during fiscal year 2017.

No member of the Compensation Committee has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Audit Committee Report

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;
•	audits of financial statements and internal control over financial reporting;
•	internal accounting and disclosure controls; and
•	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2017, BDO USA, LLP (“BDO”), is responsible for auditing Mercantile’s financial statements and internal control over financial reporting and for reviewing its unaudited quarterly financial statements.

The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of Mercantile’s internal control over financial reporting, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) as amended.

The Audit Committee has discussed with BDO that firm’s independence from management and Mercantile, and has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Additionally, the Audit Committee evaluates the performance of Mercantile’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. As a threshold matter, the Committee satisfies itself that the most recent PCAOB inspection report pertaining to the current firm does not contain any information that would render inappropriate its continued service as Mercantile’s independent public accountants, including consideration of the public portion of the report and discussion in general terms of the types of matters covered in the non-public portion of the report. The Audit Committee also considers: (i) the quality, efficiency and cost-effectiveness of the previous services rendered by the current auditors; (ii) the auditor’s technical expertise and knowledge of Mercantile’s operations and industry; and (iii) the effectiveness of the auditor’s audit plan and communication with management. Based on these considerations, the Audit Committee evaluated and appointed BDO as Mercantile’s independent registered public accounting firm for 2018.

Audit Committee

David M. Cassard
Edward J. Clark
Michelle L. Eldridge

Jeff A. Gardner
Edward B. Grant

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee

David M. Cassard

Edward J. Clark

Michelle L. Eldridge

Jeff A. Gardner

Edward B. Grant

Executive Compensation

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earnings per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We provide stock-based compensation to reward superior performance against specific objectives and long-term strategic goals. Our Compensation Committee granted restricted stock in 2017 and restricted stock and stock options in 2015 and 2016.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•

peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•

strategic planning effectiveness and attainment of strategic goals, ability to react to changing markets and conditions, leadership and vision provided to employees and other stakeholders, and succession planning and effectiveness;

•	regulatory requirements and results of audits and examinations;

•	amount of time and effort expended by employees for our communities;

•	rate of employee turnover;

•	content and effectiveness of our employee training;

•	results of any employee surveys;

•	general attitude of employees;

•	ability to retain and attract new employees;

•	number of new accounts being opened and the rate of turnover;

•	results of any customer surveys;

•	any customer complaints that come to our attention;

•	level and commitment of our executive officers to our communities;

•	financial commitment to our communities; and

•	community support in comparison to that of our competitors.

Our Compensation Committee’s goal is to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three-year period. In setting base salaries, consideration is given to salary compensation of executive officers with comparable qualifications, experience and responsibilities at financial institutions within our peer group. Our peer group generally consists of seven financial institutions of similar size conducting business in the Midwest. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. We also utilize industry compensation studies prepared by the Michigan Bankers Association and an independent public accounting firm, but to a lesser degree.

Our Compensation Committee may engage an independent compensation consultant periodically to conduct a competitive analysis of our executive compensation program relative to the market. In 2017, the Compensation Committee engaged Pearl Meyer to provide a market analysis of our executive compensation program, including base salary, target annual incentive, target total cash compensation, long-term incentives and total direct compensation. The Compensation Committee concluded that Pearl Meyer is independent under applicable SEC and Nasdaq rules, based on the Committee’s review of the services provided to the Committee and information provided by Pearl Meyer, and concluded that no conflict of interest existed that would prevent Pearl Meyer from independently advising the Compensation Committee.

In its analysis, Pearl Meyer utilized four compensation surveys and a peer group comprised of 15 financial institutions of similar size in the Midwest. The peer group of companies used by Pearl Meyer for 2018 compensation decisions is listed below.

2018 Peer Group
First Busey Corporation	First Financial Corporation
1st Source Corporation	German American Bancorp, Inc.
Lakeland Financial Corporation	First Mid-Illinois Bancshares, Inc.
Midland States Bancorp, Inc.	Independent Bank Corporation
Community Trust Bancorp, Inc.	Nicolet Bancshares, Inc.
Horizon Bancorp	Farmers National Banc Corp.
Peoples Bancorp, Inc.	Macatawa Bank Corporation
Stock Yards Bancorp, Inc.

Consistent with the Compensation Committee’s philosophy and guiding principles for determining overall executive compensation, the Compensation Committee does not target any particular percentile at which to align compensation. However, the Compensation Committee will use the peer group median as a reference point when making pay decisions. Although the median is used as a reference point, actual levels of pay depend on a variety of factors such as experience and individual and Company performance.

Compensation decisions in 2017 were affected by our management succession plan. On July 19, 2016, we announced that Mr. Price would be retiring as President and Chief Executive Officer of Mercantile, and that Mr. Kaminski would be appointed to those positions effective January 1, 2017. Mr. Price continues to serve as Executive Chairman of Mercantile and the Bank, and Mr. Kaminski continues to serve as Chief Executive Officer of the Bank. Mr. Worthington became an executive officer on May 26, 2016, when he was appointed as General Counsel of Mercantile. Mr. Worthington was further appointed as Chief Operating Officer, Senior Vice President, and Secretary of each of Mercantile and the Bank effective January 1, 2017. Mr. Reitsma became an executive officer effective January 1, 2017 when he was appointed as President of the Bank.

Base Salary

In view of our operating performance and financial condition, the increase in the size of the organization due to the Firstbank merger, and changes in responsibilities under our management succession plan, our Compensation Committee increased the base salaries of each of our executive officers (other than Mr. Price) in 2016, 2017 and 2018. The market analysis provided by Pearl Meyer indicated that the base salaries for Mr. Kaminski and Mr. Worthington were significantly below the median for comparable positions. Based on the recommendation of our Compensation Committee, the Board increased the 2018 base salary for Mr. Kaminski by 10% and for Mr. Worthington by approximately 14%. The 2018 base salaries for Mr. Reitsma and Mr. Christmas were increased by 5% and 4%, respectively.

Executive Officer Bonus Compensation

For most years, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

We adopted bonus plans for our executive officers in each of 2015, 2016, and 2017 as described below.

Bonus Plans for 2017

On May 25, 2017, we adopted an executive officer bonus plan for 2017 (the “2017 Executive Officer Plan”). The 2017 Executive Officer Plan provided for cash bonuses for our executive officers.

The maximum amount that could be allocated to the bonus pool was $466,218 under the 2017 Executive Officer Plan provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes eligible to participate in the plan, (b) a participant's base salary is adjusted during the year, or (c) a participant becomes ineligible before December 31, 2017.

Payment from the bonus pool under the 2017 Executive Officer Plan, if any, was based on the achievement of targets under the following metrics for 2017, which were established by our Compensation Committee:

Metrics for the 2017 Executive Officer Plan

Percentage of Total	Metric	Target	Results	Met?
10%	Net loan growth	Total loans of $2.553 billion at December 31, 2017	$2.559 billion	Yes
10%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2017	0.29%	Yes
10%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans not less than 55% of total commercial loans at December 31, 2017	58%	Yes
10%	Net interest margin	3.68% for 2017	3.79%	Yes
10%	Noninterest income	$19.888 million for 2017	$18.989 million	No
10%	Efficiency ratio	62.00% for 2017*	59.75%	Yes
10%	Core pre-tax income	$44.219 million for 2017*	$48.874 million	Yes
10%	Return on assets	0.98% for 2017*	1.07%	Yes
10%	Return on equity	8.65% for 2017*	9.53%	Yes
10%	Wholesale funds	Not to exceed 15.0% of total funds during 2017	Maximum level during 2017 was 12.6%	Yes

(*)     Measured pre bonus-accrual and excluding non-core income and expenses

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward payment from the bonus pool under the 2017 Executive Officer Plan. The accumulated percentage for each individual target attained will be applied to the bonus pool amount to determine the total amount of the bonus pool to be awarded (the "Award Amount"). For example, if the first five factors were attained and the next five factors were not attained, and if the maximum amount is allocated to the bonus pool under the 2017 Executive Officer Plan, the Award Amount would be $466,218 x 50% = $233,109.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2017 salary (not to exceed 30% of each executive officer's 2017 salary, and taking into account the adjustment made to Mr. Price's base salary following the 2017 annual meeting of shareholders.) Any bonus awards that were earned under the 2017 Executive Officer Plan were paid to the executive officers on or before March 15, 2018.

Payments under the 2017 Executive Officer Plan are subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 90% of the targets established in the 2017 Executive Officer Plan. The bonus pool of $419,596 under the 2017 Executive Officer Plan was paid to our executive officers as follows: Mr. Price, $60,489; Mr. Kaminski, $117,450; Mr. Christmas, $94,500; Mr. Reitsma, $89,107; and Mr. Worthington, $58,050. The payments were 27% of the base salary of each executive officer. Payments under the 2017 Executive Officer Bonus are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Bonus Plans for 2016

On June 9, 2016, we adopted an executive officer bonus plan for 2016 (the “2016 Executive Officer Plan”) and a bonus plan for our general counsel for 2016 (the “General Counsel Plan”). The 2016 Executive Officer Plan provided for cash bonuses for Mr. Price, Mr. Kaminski and Mr. Christmas and the General Counsel Plan provided a cash bonus for Mr. Worthington.

The maximum amount that could be allocated to the bonus pool was $312,250 under the 2016 Executive Officer Plan and $37,000 under the General Counsel plan provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes eligible to participate in one of the plans, (b) a participant's base salary is adjusted during the year, or (c) a participant becomes ineligible before December 31, 2016.

Payment from the bonus pool under the 2016 Executive Officer Plan and the General Counsel Plan, if any, was based on the achievement of targets under the following metrics for 2016, which were established by our Compensation Committee:

Metrics for the 2016 Executive Officer Plan
and the General Counsel Plan

Percentage of Total	Metric	Target	Results	Met?
10%	Net loan growth	Total loans of $2.443 billion at December 31, 2016	$2.379 billion	No
10%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2016	0.21%	Yes
10%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans at 55% of total commercial loans at December 31, 2016	56.4%	Yes
10%	Net interest margin	3.85% for 2016	3.86%	Yes
10%	Noninterest income	$15.776 million for 2016	$21.038 million	Yes
10%	Efficiency ratio	62.90% for 2016*	58.98%	Yes
10%	Core pre-tax income	$42.282 million for 2016*	$49.160 million	Yes
10%	Return on assets	0.99% for 2016*	1.12%	Yes
10%	Return on equity	8.57% for 2016*	9.78%	Yes
10%	Wholesale funds	Average less than 10% of total funds during 2016	9.38%	Yes

(*)     Measured pre bonus-accrual and excluding non-core income and expenses

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward payment from the bonus pool under the 2016 Executive Officer Plan and the General Counsel Plan. The accumulated percentage for each individual target attained will be applied to the bonus pool amount to determine the total amount of the bonus pool to be awarded (the "Award Amount"). For example, if the first five factors were attained and the next five factors were not attained, and if the maximum amount is allocated to the bonus pool under the 2016 Executive Officer Plan, the Award Amount would be $312,250 x 50% = $156,125.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2016 salary (not to exceed 25% of each executive officer's 2016 salary or 20% of Mr. Worthington's 2016 salary.) Any bonus awards that were earned under the 2016 Executive Officer Plan or General Counsel Plan were paid to the executive officers on or before March 15, 2017.

Payments under the 2016 Executive Officer Plan and General Counsel Plan are subject to specified conditions, qualifications, and clawback provisions. Each plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 90% of the targets established in the 2016 Executive Officer Plan and General Counsel Plan. The bonus pool of $281,025 under the 2016 Executive Officer Plan was paid to our executive officers as follows: Mr. Price, $121,275, Mr. Kaminski, $88,875, and Mr. Christmas, $70,875. Mr. Worthington received a payment of $33,300 under the General Counsel Plan. The payments were 22.5% of the base salary of Messrs. Price, Kaminski and Christmas and 18% of Mr. Worthington's base salary. Payments under the 2016 Executive Officer Bonus Plan and General Counsel Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Bonus Plans for 2015

On May 28, 2015, we adopted an executive officer bonus plan for 2015 (the “2015 Executive Officer Plan”). The 2015 Executive Officer Plan provided for cash bonuses for Mr. Price, Mr. Kaminski, and Mr. Christmas, and our former executive officers Samuel Stone and Thomas Sullivan.

The bonus pool under the 2015 Executive Officer Plan was equal to $1.00 for every $1.00 of actual pre-tax income for 2015 that exceeded our budgeted pre-tax income for 2015. The maximum amount that could be allocated to the bonus pool under the Executive Officer Plan was $328,896.

If our actual pre-tax income exceeded budgeted pre-tax income but was not sufficient to provide an allocation of the maximum amount to each of (a) the bonus pool under the 2015 Executive Officer Plan, (b) the bonus pool under the 2015 Mercantile Bonus Plan (the "Bank Wide Bonus Plan") and (c) the bonus pool under the 2015 Mercantile Bonus Plan for Senior Management (the "Senior Management Bonus Plan"), the amount to be allocated to the respective bonus pool under each such plan would be prorated. The proration would be based on the ratio of the maximum bonus pool amount specified in each bonus plan to the sum of the maximum pool amounts under the 2015 Executive Officer Plan, the Bank Wide Bonus Plan and the Senior Management Bonus Plan. As of the effective date of the 2015 Executive Officer Plan, the proration was 18.9% to the 2015 Executive Officer Plan, 63.3% to the Bank Wide Bonus Plan and 17.8% to the Senior Management Bonus Plan.

Payment from the bonus pool under the 2015 Executive Officer Plan, if any, was based on the achievement of targets under the following metrics for 2015, which were established by our Compensation Committee:

Metrics for the 2015 Executive Officer Plan

Percentage of Total	Metric	Target	Results	Met?
20%	Net loan growth	Total loans of $2.279 billion at December 31, 2015	$2.278 billion	No
10%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2015	0.23%	Yes
10%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans at 55% of total commercial loans at December 31, 2015	58.7%	Yes
10%	Return on assets	0.91% for 2015*	1.00%	Yes
10%	Return on equity	7.80% for 2015*	8.76%	Yes
10%	Net interest margin	3.81% for 2015	3.83%	Yes
10%	Noninterest income	$12.8 million for 2015	$16.0 million	Yes
10%	Efficiency ratio	66.40% for 2015*	65.30%	Yes
10%	Wholesale funds	Average less than 10% of total funds during 2015	7.80%	Yes

(*)     Measured pre bonus-accrual and excluding efficiency program one-time costs

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward payment from the bonus pool under the 2015 Executive Officer Plan. The accumulated percentage for each individual target attained will be applied to the bonus pool amount to determine the total amount of the bonus pool to be awarded (the "Award Amount"). For example, if the first four factors were attained and the next five factors were not attained, and if the maximum amount is allocated to the bonus pool under the 2015 Executive Officer Plan, the Award Amount would be $328,896 x 50% = $164,448.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2015 salary (not to exceed 20% of each executive officer's 2015 salary in effect as of June 1, 2015 or 8.33% of Mr. Sullivan's annualized salary.) Any bonus awards that were earned under the 2015 Executive Officer Plan were paid to the executive officers on or before March 15, 2016.

Payments under the 2015 Executive Officer Plan are subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 80% of the targets established in the 2015 Executive Officer Plan. The bonus pool of $263,311 was paid to our executive officers as follows: Mr. Price, $86,240, Mr. Kaminski, $60,240, Mr. Christmas, $46,288, Mr. Stone, $46,032 and Mr. Sullivan, $24,511. The payments were 16% of the base salary of Messrs. Price, Kaminski, Christmas and Stone, and 6.72% of Mr. Sullivan's annualized base salary. Payments under the 2015 Executive Officer Bonus Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Stock Incentive Plan

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contributions to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

There is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interests of our shareholders. We granted stock options to our executive officers in 2015 and 2016 and to one additional key employee in 2016. Due to the evolution of regulatory, tax and accounting treatment of stock-based compensation, and the importance of stock-based compensation in retaining and motivating our key employees, we have utilized other forms of stock-based compensation in addition to stock options. In 2015, 2016 and 2017, we granted restricted stock to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

The restricted stock granted in 2015, 2016 and 2017 is subject to a three-year vesting period to encourage retention as well as provide value to our executive officers.

Historically, we have made stock-based awards annually in the Fall in conjunction with the performance review of our executive and other officers. It has been our practice, when awards of stock options and restricted stock are made, to make them to all recipients on the same date. In 2015, 2016 and 2017, we awarded shares of restricted stock to 110, 92 and 94 key employees, respectively, including our executive officers. We also granted stock options to our executive officers in 2015 and 2016 and to an additional key employee in 2016.

Stock Ownership Guidelines

Our Board, on the recommendation of our Compensation Committee, adopted stock ownership guidelines for our executive officers that are effective on January 1, 2018. The stock ownership guidelines require each named executive officer (other than Mr. Price) to own our stock at the following levels:

Position	Number of Shares
Chief Executive Officer	Value equivalent to 3 times base salary
Each other named executive officer	Value equivalent to 2 times base salary

The time period for attainment of the stock ownership levels set forth above is five years from the later of January 1, 2018 or the date on which a named executive officer becomes subject to the guidelines.

All shares beneficially owned by each named executive officer will be credited toward the target level under the guidelines, including:

●	Shares owned outright or with an immediate family member;

●	Shares beneficially owned through a trust or other estate planning vehicle;

●	Shares held in benefit plans (e.g., 401(k), stock purchase plan, etc.); and

●	Unvested restricted shares.

Perquisites

We limit the perquisites that we make available to our executive officers. We believe that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits as discussed below), or similar benefits for our executive officers or other employees.

During 2017, we provided the following perquisites for our executive officers:

•

in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life insurance, and we provided Mr. Price, Mr. Kaminski and Mr. Christmas with additional disability insurance and long term care insurance; and

•	a local country club membership was provided for each of Mr. Price and Mr. Reitsma. Mr. Price and Mr. Reitsma each made significant use of the membership in connection with our business.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or certain other highly compensated officers. For taxable years before 2018, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements are met. We periodically reviewed the potential consequences of Section 162(m) and considered whether to structure some or all of the performance-based portion of our executive compensation so that it was not subject to the deduction limitations of Section 162(m).

The performance-based compensation exception was eliminated for compensation paid in taxable years after December 31, 2017 and the limit on deductibility was expanded to include all named executive officers. As a result, Section 162(m) no longer permits a public company to take a deduction for any compensation paid to its named executive officers in excess of $1 million, unless the compensation is provided under a written binding contract in effect on November 2, 2017 that was not materially modified on or after that date.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. We provide for each eligible participant a matching contribution to the 401(k) plan. Effective on and after January 1, 2014, we made a matching contribution that “dollar for dollar” is equal to the first 4.25% of each participant’s contribution to the 401(k) plan. On and after April 1, 2018, our matching contribution will be "dollar for dollar" on the first 5.00% of each participant's contribution to the 401(k) plan. All of our executive officers participated in our 401(k) plan during 2017.

All employees, except our executive officers and certain key employees, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers and key employees in their employment agreements.

Change in Control Agreements

On November 19, 2015, we entered into a change in control agreement with each of Mr. Price, Mr. Kaminski and Mr. Christmas. Each of Mr. Reitsma and Mr. Worthington is entitled to a change in control benefit under his respective employment agreement. The employment agreements for Mr. Reitsma and Mr. Worthington, and each of the change in control agreements for the other officers, provide for a lump sum payment if the executive officer is terminated without “Cause” or terminates his employment for “Good Reason” (as those terms are defined under the employment agreements) within 24 months after a change in control of Mercantile or the Bank. For Mr. Price, Mr. Kaminski and Mr. Christmas, the lump sum payment would be in addition to severance payments under each officer's respective employment agreement. Mr. Reitsma and Mr. Worthington do not receive an additional payment, but his severance benefits would be paid in a lump sum.

In entering into the change in control agreements, we took into account that the employment agreements with our executive officers did not provide any benefits if the officer were to be terminated in connection with a change in control. We believe that a pending or threatened change in control would provide significant distraction for our executive officers. We believe that providing an additional payment to each executive officer in the event that he is involuntarily terminated within 24 months after a change in control will provide him with financial protection and is an incentive to maintain a high level of dedication to Mercantile and the Bank in the event of a pending or threatened change in control.

Additional information regarding the change in control agreements is included below under the heading "Potential Payments Upon Termination or Change in Control."

Overview of the Compensation Process

The composition of compensation for our executive officers can include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan, if any, for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, in years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Human Resource Director and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Human Resource Director makes compensation recommendations to the Compensation Committee for each of our executive officers. The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Human Resource Director’s process of formulating her recommendations, she may confer with our President and Chief Executive Officer. Our executive officers are not present when our Human Resource Director makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers.

Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with our Senior Risk Officer every six months, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk.

●	The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years.

●	The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement.

●

The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "clawback" provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Shareholder Advisory Vote on Executive Compensation

At our 2017 annual meeting, our shareholders voted on an advisory proposal to approve the compensation of our executive officers as disclosed in our proxy statement for that annual meeting. Approximately 98% of the 9,698,053 votes cast on the proposal voted in favor of the proposal. Our Compensation Committee considered the result of this vote, viewed the result as favorable, and sought to maintain consistent compensation policies and procedures.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the three years ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensa- tion ($)(6)	Total ($)
Michael H. Price	2017	224,039	—	105,133	—	60,489	286	42,561	432,508
Executive Chairman of Mercantile	2016	539,000	—	230,440	10,491	121,275	0	43,375	944,581
and the Bank	2015	539,000	—	100,560	8,812	86,240	6,034	32,813	773,459

Robert B. Kaminski, Jr.	2017	435,000	—	204,105	—	117,450	45	37,065	793,665
President and Chief Executive	2016	395,000	—	148,140	7,868	88,875	40	38,062	677,985
Officer of Mercantile, and Chief Executive Officer of the Bank	2015	363,808	—	56,565	5,287	60,240	145	34,228	520,273

Charles E. Christmas	2017	350,000	—	129,885	—	94,500	—	34,418	608,803
Executive Vice President, Chief	2016	315,000	—	123,450	5,245	70,875	—	34,964	549,534
Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank	2015	289,300	—	43,995	4,406	46,288	—	32,040	416,029

Raymond E. Reitsma (1)	2017	330,025	—	148,440	—	89,107	—	46,555	614,127
President of the Bank	2016	—	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—	—

Robert T. Worthington (2)	2017	215,000	—	129,885	—	58,050	301	15,014	418,250
Chief Operating Officer, Senior Vice	2016	185,000	—	82,300	2,623	33,300	238	14,935	318,396
President, General Counsel and Secretary of Mercantile and the Bank	2015	—	—	—	—	—	—	—	—

(1)	Mr. Reitsma was appointed as an executive officer of the Bank on January 1, 2017.

(2)	Mr. Worthington was appointed as an executive officer of Mercantile on May 26, 2016. The table shows Mr. Worthington's compensation for calendar year 2016.

(3)

Refer to Note 12, "Stock-Based Compensation," in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2017, for the relevant assumptions used to determine the valuation of the stock awards.

(4)

Payments were made for 2017 pursuant to the terms of the 2017 Executive Officer Plan. Payments were made for 2016 pursuant to the terms of the 2016 Executive Officer Plan and, for Mr. Worthington, the General Counsel Plan. Payments were made for 2015 pursuant to the terms of the 2015 Executive Officer Plan.

(5)

The amounts shown above are the above-market interest credited to the accounts of the executive officers for the applicable year on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(6)

Includes for 2017 (a) matching contributions to the 401(k) plan accounts of Messrs. Price, Kaminski, Christmas, Reitsma and Worthington in the amounts of $9,778, $11,475, $11,475, $11,475 and $8,600, respectively; (b) life, disability, and long term care insurance premiums paid on policies insuring them; (c) a country club membership for each of Mr. Price and Mr. Reitsma; and (d) cash dividends paid on restricted stock.

Employment Agreement with Mr. Price

The Bank and Mercantile have entered into an employment agreement with our executive officer, Mr. Price, to provide for his employment, annual base compensation and severance, as well as confidentiality and non-compete arrangements. Mr. Price's employment agreement was amended on July 14, 2016 as part of our management succession plan.

Pursuant to the terms of the employment agreement amendment, the Bank has agreed to pay Mr. Price an annual salary in accordance with the Bank's normal payroll practice as follows (a) $539,000 from July 14, 2016 to December 31, 2016; (b) $325,000 from January 1, 2017 through the 2017 annual meeting of shareholders; and (c) $150,000 from the 2017 annual meeting of shareholders to the 2018 annual meeting of shareholders. Mr. Price will be entitled to receive a grant of stock options and/or restricted stock in the fourth quarter of each of 2016, 2017 and 2018, if grants are made to other executives of Mercantile, and if he continues to be an employee or a director of Mercantile at that time. Any grants in 2017 will be compared to the grants made to the President and Chief Executive Officer of Mercantile, with Mr. Price receiving a grant that is pro-rated based on the ratio of his 2017 base salary to the President and Chief Executive Officer's 2017 base salary. Any grants in 2018 will be similarly pro-rated based on the ratio of Mr. Price's 2018 base salary to the President and Chief Executive Officer's 2018 base salary, and further reduced to reflect that Mr. Price will be employed as an executive officer for 5/12th of 2018.

Employment Agreements with Mr. Kaminski, Mr. Christmas, Mr. Reitsma and Mr. Worthington

The Bank and Mercantile have entered into employment agreements with our executive officers, Messrs. Kaminski, Christmas, Reitsma and Worthington, which provide for their employment, annual base compensation, and severance, as well as confidentiality and non-compete arrangements. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period for Mr. Kaminski and Mr. Christmas, and two years for Mr. Reitsma and Mr. Worthington. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year for Mr. Kaminski and Mr. Christmas may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of Mr. Kaminski, Mr. Christmas, Mr. Reitsma and Mr. Worthington as follows:

	2017	2018
Mr. Kaminski	$435,000	$478,500
Mr. Christmas	$350,000	$364,000
Mr. Reitsma	$330,025	$346,526
Mr. Worthington	$215,000	$245,000

In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under the 2017 Executive Officer Plan, our officers received the following bonus payments for 2017: Mr. Price, $60,489; Mr. Kaminski, $117,450; Mr. Christmas, $94,500; Mr. Reitsma, $89,107; and Mr. Worthington, $58,050, which is 27% of each officer's base salary.

Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, is included below under the heading “Potential Payments Upon Termination or Change In Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for 2017 that salary and bonus were of total compensation ranged from approximately 65.3% to 73.0% for our executive officers.

Grants of Plan-Based Awards In 2017

The following table provides information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2017.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:	Exercise	Grant Date Fair
Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($ / Sh)	Value of Stock and Option Awards ($) (1)
Michael H. Price	11/30/2017	—	—	—	—	—	—	2,833	—	—	105,133
Robert B. Kaminski, Jr.	11/30/2017	—	—	—	—	—	—	5,500	—	—	204,105
Charles E. Christmas	11/30/2017	—	—	—	—	—	—	3,500	—	—	129,885
Raymond E. Reitsma	11/30/2017	—	—	—	—	—	—	4,000	—	—	148,440
Robert T. Worthington	11/30/2017	—	—	—	—	—	—	3,500	—	—	129,885

(1)

The grant date fair value of the restricted stock awards is based on the number of shares granted times the market value of the shares on the grant date. The grant date was November 30, 2017, and the market value per share on that date was $37.11.

Restricted Stock Awards

The stock awards shown in the table above are restricted stock that was awarded to the named executive officers by our Compensation Committee on November 30, 2017, under our Stock Incentive Plan of 2016. The restricted stock is subject to forfeiture and restrictions on transfer until the shares become vested on November 30, 2020. The restricted stock is forfeited if the executive officer or director ceases to be employed with us, or ceases to serve as a Board member prior to the restricted stock vesting; subject to accelerated or pro-rated vesting as provided for in the applicable restricted stock award agreement in the event of the executive officer's death, disability, retirement, termination other than for “Cause,” a change in control, or exercise of discretion by the Compensation Committee. The executive officers are entitled to receive cash dividends on their restricted stock to the same extent as other holders of our common stock.

Outstanding Equity Awards At 2017 Fiscal Year-End

The following table provides information as of December 31, 2017 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael H. Price	2,000	—	—	22.15	11/12/2021	4,000	141,480	—	—
	2,000	—	—	27.66	11/18/2022	7,000	247,590	—	—
	—	2,000	—	36.22	11/16/2023	2,833	100,203	—	—

Robert B. Kaminski, Jr	1,200	—	—	27.66	11/18/2022	2,250	79,583	—	—
	—	1,500	—	36.22	11/16/2023	4,500	159,165	—	—
	—	—	—	—	—	5,500	194,535	—	—

Charles E. Christmas	1,000	—	—	22.15	11/12/2021	1,750	61,898	—	—
	1,000	—	—	27.66	11/18/2022	3,750	132,638	—	—
	—	1,000	—	36.22	11/16/2023	3,500	123,795	—	—

Raymond E. Reitsma	—	500	—	36.22	11/16/2023	1,375	48,634	—	—
						2,500	88,425	—	—
						4,000	141,480	—	—

Robert T. Worthington	—	500	—	36.22	11/16/2023	1,000	35,370	—	—
	—	—	—	—	—	2,500	88,425	—	—
	—	—	—	—	—	3,500	123,795	—	—

(1)

The stock option awards, in the order listed in the column for Messrs. Price and Christmas, cliff vested on November 13, 2016 and November 19, 2017. The stock option award for Mr. Kaminski cliff vested on November 19, 2017.

(2)	The stock option awards cliff vest on November 17, 2018.

(3)

The restricted stock awards, in the order listed in the column for each officer, cliff vest on November 19, 2018, November 17, 2019 and November 30, 2020. The shares of restricted stock are subject to forfeiture and restrictions on transfer until they vest.

Option Exercises And Stock Vested In 2017

The following table provides information regarding the exercise of stock options and vesting of restricted stock during 2017 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael H. Price	—	—	7,000	243,950
Robert B. Kaminski, Jr.	1,000	15,150	3,500	121,975
Charles E. Christmas	—	—	3,500	121,975
Raymond E. Reitsma	—	—	2,000	69,700
Robert T. Worthington	—	—	2,000	69,700

(1)

The value realized is based on the number of shares vesting times the market value of the shares on the vesting date. The vesting date was November 13, 2017, and the market value per share on that date was $34.85.

Nonqualified Deferred Compensation For 2017

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Michael H. Price	52,000	—	1,107	—	53,107
Robert B. Kaminski, Jr.	—	—	204	—	204
Charles E. Christmas	—	—	—	—	—
Raymond E. Reitsma	—	—	—	—	—
Robert T. Worthington	4,300	—	1,347	—	5,647

(1)

The earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. The above-market portion of this interest in 2017 is reported for each officer in the Summary Compensation Table. The amounts so reported are for Mr. Price, $286, for Mr. Kaminski, $45 and for Mr. Worthington, $301. The above-market portion is the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(2)	The amount that was reported as compensation in the Summary Compensation Tables for previous years is: for Mr. Price, $18,355, Mr. Kaminski, $3,440 and Mr. Worthington, $238.

Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his deferred compensation account, a lump sum payment or installment payments, whichever he elected, after he leaves employment with us due to normal retirement, early termination, disability, or a change of control. If installment payments are elected on or after January 1, 2015, the maximum payment period is ten years. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

The plan was amended and restated as of January 1, 2015 and combined with the directors' deferred compensation plan to provide for administrative convenience. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Potential Payments upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with our executive officers, Messrs. Price, Kaminski, Christmas, Reitsma and Worthington. The employment period for Mr. Price will end at the 2018 annual meeting of shareholders. The agreement for each other officer establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period for Mr. Kaminski and Mr. Christmas and two years for Mr. Reitsma and Mr. Worthington. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause; or

•	during the employment period, due to disability or death.

The employment agreements for Mr. Price, Mr. Kaminski and Mr. Christmas also provide compensation and benefits to the officers in the event that their employment with us is terminated after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of an officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

The employment agreements for Mr. Price, Mr. Kaminski and Mr. Christmas provide these individuals with compensation and benefits in the event that their employment is terminated by us without Cause or the officers elect to terminate their employment for Good Reason during the employment period. In such event, the officer in question is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) for Mr. Price, (A) $325,000 if his employment terminates before the 2017 annual meeting of shareholders; and (B) $150,000 if his employment terminates on or after the 2017 annual meeting of shareholders, and for Mr. Kaminski or Mr. Christmas, $250,000; in either case payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses. Mr. Price was entitled to receive the $10,000 payment for out-placement, interim office and related expenses only if his employment terminated before January 1, 2017.

The employment agreements for Mr. Reitsma and Mr. Worthington provide them with compensation and benefits in the event that their employment is terminated by us without Cause or if they elect to terminate their employment for Good Reason during the employment period. In such event, the officer in question is entitled to receive 150% of his base compensation payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans.

For a termination of Mr. Price, Mr. Kaminski or Mr. Christmas by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

If Mr. Price, Mr. Kaminski or Mr. Christmas becomes disabled or dies during the employment period, he is entitled to compensation and benefits under his employment agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit for Mr. Price is $250,000. The death benefit for Mr. Kaminski and Mr. Christmas is $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

If Mr. Reitsma or Mr. Worthington becomes disabled or dies during the employment period, he is entitled to compensation and benefits under his employment agreement. In the event of disability, the officer continues to receive his then current annual base salary for six months, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans for six months, to the extent permitted under the plans. If the officer dies during the employment period, we will direct the life insurance company to pay the proceeds of any life insurance policies insuring his life to the named beneficiaries.

Under the employment agreements, in the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that he may then have under any of our stock incentive plans.

Termination After the Employment Period

The employment agreements with Mr. Price, Mr. Kaminski and Mr. Christmas provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Price of $500,000, and for Mr. Kaminski or Mr. Christmas of $125,000; payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses. Mr. Price was entitled to receive the $10,000 payment for out-placement, interim office and related expenses only if his employment terminated before January 1, 2017.

Obligations of Executive Officers

Under the employment agreements, Messrs. Price, Kaminski and Christmas agree not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his employment with us, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

Mercantile, the Bank and each of Mr. Reitsma and Mr. Worthington are parties to a Non-Compete and Non-Solicitation Agreement, which is incorporated into his employment agreement. Under the agreement, the officer agrees that for a period through the earlier of one year after his termination of employment or the occurrence of a change in control of Mercantile (the "Non-Compete Period") he will not be employed by any business that is competitive with us and is located within a 50-mile radius of any city in which we or the Bank has a branch or other office. Each of Mr. Reitsma and Mr. Worthington also agreed not to solicit any employees or customers during the Non-Compete Period. The non-compete and customer non-solicitation protections do not apply if the officer’s employment is terminated by us without Cause. The officer also agreed to hold all confidential information relating to our business and customers in confidence and not use it for his own account.

Change in Control Agreements

We have entered into a change in control agreement with each of Messrs. Price, Kaminski and Christmas, and each of Mr. Reitsma and Mr. Worthington has change in control protections in his employment agreement. If the officer's employment is terminated without Cause (as defined in the employment agreement) or if the officer terminates his employment for Good Reason (as defined in the employment agreement), in each case within 24 months after a "change in control," the officer will receive a lump sum payment within 15 days after the termination. The amount of the lump sum payment is: (i) for Mr. Price, (A) $325,000 if his employment is terminated before the 2017 annual meeting of shareholders and (B) $150,000 if his employment is terminated after the 2017 annual meeting of shareholders; (ii) $250,000 for each of Mr. Kaminski and Mr. Christmas; and (iii) for each of Mr. Reitsma and Mr. Worthington, 150% of his base salary. For Mr. Price, Mr. Kaminski and Mr. Christmas, this amount is paid in addition to any other payments and benefits under the officer's employment agreement. Mr. Reitsma and Mr. Worthington do not receive an additional payment, but severance benefits are paid in a lump sum. If the officer is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, payment is delayed until the first business day of the seventh month after the date on which termination of employment occurs.

A "change in control" is defined as (a) a change in ownership of more than 50% of the total fair market value or total voting power of Mercantile or the Bank; (b) a change in effective control, which includes (i) an acquisition by a person of 30% or more of the total voting power of the stock of Mercantile or the Bank; or (ii) a majority of the members of the Board of Directors of Mercantile or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (c) an acquisition by a person of assets of Mercantile or the Bank with a total gross fair market value of more than 40% of the total gross fair market value of all assets of Mercantile or the Bank immediately prior to the acquisition.

Rights Under the Stock Incentive Plan of 2006

In general, stock options granted under the Stock Incentive Plan of 2006 that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his vested stock options may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2006 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death or disability, then restricted stock granted to him under the Stock Incentive Plan of 2006 will be partially vested. Also, if an executive officer terminates employment due to retirement, or we terminate his employment other than for Cause, then restricted stock granted to him under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be 100% vested in his restricted stock if he retires on or after age 65 and would be partially vested in his restricted stock (in the manner previously described) if he retires at or after age 62, but before age 65, with 5 or more years of service with us.

Rights Under the Stock Incentive Plan of 2016

In general, stock options granted under the Stock Incentive Plan of 2016 that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his stock options become 100% vested and may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2016 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death, disability or retirement at or after age 65, then restricted stock granted to him under the Stock Incentive Plan of 2016 will be 100% vested. If we terminate the employment of an executive officer other than for Cause, then restricted stock granted to him under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be partially vested in his restricted stock (in the manner previously described) if he retires at or after age 62, but before age 65, with 5 or more years of service with us.

Distribution from the Deferred Compensation Plan

Each executive officer will receive a distribution of his account under the deferred compensation plan upon his termination of employment. Distributions will generally be delayed for six months after the termination of employment, to the extent required by Section 409A of the Internal Revenue Code. However, if employment is terminated due to Cause, or if an executive officer is subject to a final removal or prohibition order issued by a federal banking agency, then the executive officer will only receive a distribution of his own deferrals, without any interest credits.

Table of Potential Payments Upon Termination of Employment

The following tables provide information regarding compensation and benefits payable to our executive officers under their respective employment agreements, the Stock Incentive Plan of 2006 or the Stock Incentive Plan of 2016 upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 29, 2017, the last business day of our 2017 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment. The value of restricted stock that would have become vested due to termination without “Cause,” retirement, death or disability is based on the closing stock price of $35.37 on December 29, 2017. The value of “in the money” stock options that would have become vested due to the same events is equal to the difference between the closing stock price of $35.37 on December 29, 2017 and the exercise price of the “in the money” option grants multiplied by the number of stock option grants.

	During Employment Period				After Employment
Name	Termination Without Cause or for Good Reason ($)(1)	Termination Due to Death ($)		Termination Due to Disability ($)(5)	Period and Before Age 65, Termination Without Cause or Due to Base Salary Reduction ($)(6)	Retirement ($)(7)
Michael H. Price	357,084	1,498,244	(2)	746,952	707,082	489,273
Robert B. Kaminski, Jr.	1,593,168	1,310,204	(3)	2,017,829	282,668	433,283
Charles E. Christmas	1,223,162	1,200,380	(3)	1,634,627	256,162	318,331
Raymond E. Reitsma	616,636	1,064,435	(4)	437,900	—	278,539
Robert T. Worthington	432,132	1,037,333	(4)	345,868	—	247,590

(1)

Includes (a) $150,000 (the greater of $150,000 or the annual base salary through the 2018 annual meeting of shareholders) for Mr. Price; annual base salary through the end of 2020 of $1,435,500 for Mr. Kaminski and $1,092,000 for Mr. Christmas, and annual base salary for 18 months of $519,790 for Mr. Reitsma and $367,500 for Mr. Worthington; (b) life, disability and medical insurance premiums for 18 months for Mr. Price, $12,019, Mr. Kaminski, $26,437, Mr. Christmas $24,425, Mr. Reitsma $25,355 and Mr. Worthington $3,088; (c) out-placement, office and related expenses of $10,000 for Mr. Kaminski and Mr. Christmas; and (d) the value of restricted shares that would have become vested due to termination without Cause, for Mr. Price, $195,065, for Mr. Kaminski, $121,231, for Mr. Christmas, $96,737, for Mr. Reitsma $71,491 and for Mr. Worthington $61,544, which value would not apply and should be subtracted in the case of a termination by the officer for Good Reason.

(2)

Includes payment of death benefit from us of $250,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares and stock options that would have become vested due to death of $448,244.

(3)

Includes payment of death benefit from us of $100,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares and stock options that would have become vested due to death of $410,204 for Mr. Kaminski and $300,380 for Mr. Christmas.

(4)

Includes payment from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares and stock options that would have become vested due to death of $264,435 for Mr. Reitsma and $237,333 for Mr. Worthington.

(5)

Includes (a) annual base salary through the 2018 annual meeting of shareholders for Mr. Price, $62,500, annual base salary through the end of 2020 for Mr. Kaminski, $1,305,000, and Mr. Christmas, $1,050,000 and annual base salary for six months for Mr. Reitsma, $165,013, and Mr. Worthington, $107,500; (b) life, disability and medical insurance premiums until age 65 for Mr. Price, $32,048 (calculated at $8,012 annually), Mr. Kaminski, $158,625 (calculated at $17,625 annually), Mr. Christmas, $146,547 (calculated at $16,283 annually), Mr. Reitsma, $8,452 (six monthly premiums of $1,408.67) and Mr. Worthington, $1,035 (six monthly premiums of $172.50); and (c) the value of restricted shares and stock options that would have become vested due to disability, for Mr. Price, $488,244, for Mr. Kaminski, $410,204, for Mr. Christmas, $300,380, for Mr. Reitsma, $264,435 and for Mr. Worthington, $237,333. In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Price, $164,160, Mr. Kaminski, $144,000, and Mr. Christmas, $137,700. If the disability was catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 22% to 41% more, depending on the executive officer.

(6)

Includes (a) for Mr. Price, $500,000, and for each of Mr. Kaminski and Mr. Christmas, $125,000; (b) life, disability and medical insurance premiums for 18 months for Mr. Price, $12,018, Mr. Kaminski, $26,437, and Mr. Christmas $24,425; (c) out-placement, office and related expenses of $10,000 for Mr. Kaminski and Mr. Christmas; and (d) the value of restricted shares and stock options that would have become vested due to termination without Cause, for Mr. Price, $195,064, for Mr. Kaminski, $121,231, and for Mr. Christmas, $96,737, which value would not apply and should be subtracted in the case of a termination by the officer because of a reduction in his base salary. The amounts are calculated as though the employment period had ended before December 31, 2017.

(7)

Includes the value of restricted shares and stock options that would have become vested at retirement. The amounts in the table are calculated as though the officer had reached 65 years of age as of December 31, 2017. If the officer had retired and had reached age 62 but was not yet 65 as of December 31, 2017 and had five or more years of service with us, the value of restricted stock that would have vested would be for Mr. Price, $195,065, for Mr. Kaminski, $121,231, for Mr. Christmas, $96,737, for Mr. Reitsma, $71,491 and for Mr. Worthington, $61,544.

Change in Control

If a change in control of Mercantile or the Bank occurs and the employment of Mr. Price, Mr. Kaminski, or Mr. Christmas is terminated without Cause or the officer terminates his employment for Good Reason within 24 months after the change in control, the officer will receive a lump sum payment in addition to severance benefits under the employment agreement. Under the employment agreements for Mr. Reitsma and Mr. Worthington, if the officer’s employment is terminated without Cause or he terminates employment for Good Reason within 24 months after a change in control of Mercantile or the Bank, he will receive his severance benefits in the form of a lump sum payment. Options granted under the Stock Incentive Plan of 2006, according to their terms when granted, become fully vested upon a change in control and are exercisable during their remaining term, even if an executive officer’s employment terminates during the option term. According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2006 become fully vested upon a change in control. A “change in control” is defined in the Stock Incentive Plan of 2006 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 40% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Under the Stock Incentive Plan of 2016, stock options and restricted stock awards may be assumed or a substitute award may be granted in connection with a change in control of Mercantile. In such event, the executive officer will become 100% vested if, within one year after the change in control, the officer's employment is terminated without Cause or due to death or disability, or if the officer terminates his employment for Good Reason. If the stock options and restricted stock awards are not assumed or a substitute award granted, then unless the Compensation Committee prescribes an economically equivalent alternative, shares of restricted stock and stock options will be 100% vested. The awards will be cancelled immediately prior to the change in control, with the executive officer receiving a payment equal to the per share consideration paid to the shareholders in connection with the change in control transaction minus, in the case of stock options, the exercise price per share. A “change in control” is defined in the Stock Incentive Plan of 2016 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 30% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Each executive officer will receive a distribution of his account under the deferred compensation plan if his employment terminates within 12 months after a change in control. The value of each officer’s account as of December 31, 2017 is shown above in the table under the heading “Nonqualified Deferred Compensation For 2017.”

Potential Payments Upon a Change in Control

The following table provides information regarding the value of benefits that would be provided to our executive officers in the event of a change in control of Mercantile. A lump sum cash payment would be made pursuant to the terms of the officer's change in control agreement assuming there was both a change in control and a termination without Cause or a Good Reason termination on December 29, 2017. The cash payments shown in the table below for Mr. Price, Mr. Kaminski and Mr. Christmas are in addition to severance payments that would be paid to the officer under his employment agreement in the event of a termination without Cause or a Good Reason termination during the employment period. Under our Stock Incentive Plan of 2006 and our Stock Incentive Plan of 2016, there are provisions regarding a change in control. The amounts shown assume that the change in control occurred as of December 29, 2017, the last business day of our 2017 fiscal year, include estimates of the value of stock options and restricted stock that would be vested upon a change in control and that incentive awards were not assumed or substituted by an acquiring company. The actual amounts would only be determined upon a change in control.

	Termination Without Cause or Good Reason	Accelerated Vesting Upon Change in Control
Name	Termination After a Change in Control ($)	Stock Options ($)	Restricted Stock ($)(6)
Michael H. Price (1)	500,000	—	489,273
Robert B. Kaminski, Jr. (2)	250,000	—	433,283
Charles E. Christmas (3)	250,000	—	318,330
Raymond E. Reitsma (4)	—	—	278,539
Robert T. Worthington (5)	—	—	247,590

(1)	Includes 13,833 shares of restricted stock that would have vested for Mr. Price.

(2)	Includes 12,250 shares of restricted stock that would have vested for Mr. Kaminski.

(3)	Includes 9,000 shares of restricted stock that would have vested for Mr. Christmas.

(4)	Includes 7,875 shares of restricted stock that would have vested for Mr. Reitsma.

(5)	Includes 7,000 shares of restricted stock that would have vested for Mr. Worthington.

(6)	Based on the closing stock price for our common stock of $35.37 per share as of December 29, 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert B. Kaminski, Jr., our Chief Executive Officer (“CEO”).

For 2017, our last completed fiscal year:

●	The annual total compensation of the employee identified at the median of our company (other than our CEO) was $46,380; and

●	The annual total compensation of our CEO was $793,665.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Kaminski, our CEO, to the annual total compensation of our median employee was estimated to be 17 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In determining the median employee, we used annualized salary for all full-time and part-time employees as of December 22, 2017, which was the last payroll of our fiscal year. We ranked all employees (other than Mr. Kaminski) based on the annualized salary information and then identified the median employee.

Director Compensation For 2017

The following table provides information about the compensation of our directors for the year ended December 31, 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)

David M. Cassard	22,950	31,000	—	—	245	—	54,195
Edward J. Clark	22,000	27,900	—	—	4,871	—	54,771
Michelle L. Eldridge	32,100	25,381	—	—	—	—	57,481
Jeff A. Gardner	26,500	23,250	—	—	—	—	49,750
Edward B. Grant	30,000	34,100	—	—	—	—	64,100
Thomas R. Sullivan	15,750	23,250	—	—	—	—	39,000

(1)

Our Executive Chairman of the Board, Mr. Price, and our Chief Executive Officer, Mr. Kaminski, have been omitted from this table because they received no special compensation for serving on our Board of Directors. Mr. Price's and Mr. Kaminski’s compensation is included in the Summary Compensation Table.

(2)	Each non-employee director who was serving on May 25, 2017, received a stock award on May 25, 2017 in payment of such director's annual retainer fee.

(3)	No option awards were made to our non-employee directors during 2017, and no non-employee director held any unexercised options as of December 31, 2017.

(4)

The amounts shown above are above-market interest credited to the accounts of the directors for 2017 on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

Compensation Arrangements for Non-employee Directors

The Compensation Committee of our Board of Directors reviews director compensation at least annually, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate. Our non-employee directors were paid an annual retainer fee in May 2017 immediately following the annual meeting of shareholders. The shares were issued as a stock award under our Stock Incentive Plan of 2016, as follows:

Number of Shares
Board of Directors	750
Committee Chairs:
Audit	350
Compensation	250
Governance and Nominating	150

Our non-employee directors were paid a fee of $800 for each meeting of our Board of Directors that they attended, and $750 for each regular meeting and $700 for any other meeting of the Bank's Board of Directors that they attended. In addition, non-employee directors were paid a meeting fee of $800 for each executive session, $700 for each meeting of the Audit Committee and $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee that they attended. For meetings that were held by telephone or other remote communications equipment, the meeting fees were one-half the amount described above.

Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan. Directors who participate in the plan may elect to defer up to 100% of their annual cash retainer and meeting fees. Under the plan, the amount of any director’s fees that are deferred is credited with interest at a rate equal to the prime rate as published in the Wall Street Journal, credited on a monthly basis.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

The separate deferred compensation plan for directors was amended and restated effective January 1, 2015 and combined with the executive deferred compensation plan to provide for administrative convenience. The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Transactions with Related Persons

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings, we believe that all reports required to be filed under Section 16(a) for 2017 were timely filed, except for the Form 4 filings reporting the stock grant made on May 25, 2017 to each of our non-employee directors, Messrs. Cassard, Clark, Gardner, Grant and Sullivan and Ms. Eldridge, which were filed on June 26, 2017.

Proposal #2
Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected BDO as our independent registered public accounting firm for the year ending December 31, 2018. BDO began serving as our independent auditor for the fiscal year ended December 31, 2007. Services provided to us by BDO in 2017 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our shareholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2018. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO for 2017 and 2016.

	2017	2016
Audit Fees	$371,194	$353,209
Audit-Related Fees	23,009	21,640
Tax Fees	0	0
All other fees	0	0

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

Proposal #3
Advisory Vote on Executive Compensation

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Mercantile Bank Corporation’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2017 is reasonable, appropriate and justified by Mercantile’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

Shareholder Proposals for 2019 Annual Meeting

A proposal submitted by a shareholder for the 2019 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by December 10, 2018 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2019 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least February 25, 2019, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2019 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement pursuant to Rule 14a-4(c) under the Exchange Act.

Other Matters

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

Mercantile Bank Corporation

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2018.

Vote by Internet

- Go to **www.envisionreports.com/MBWM**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David M. Cassard	☐	☐	02 - Edward J. Clark	☐	☐	03 - Michelle L. Eldridge	☐	☐
04 - Jeff A. Gardner	☐	☐	05 - Edward B. Grant	☐	☐	06 - Robert B. Kaminski, Jr.	☐	☐
07 - Michael H. Price	☐	☐	08 - Thomas R. Sullivan	☐	☐			

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.	☐	☐	☐	3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Our notice and proxy statement and 2017 annual report are available at www.envisionreports.com/MBWM.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mercantile Bank Corporation

310 Leonard Street NW
Grand Rapids, Michigan 49504

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders to be held May 24, 2018

The undersigned hereby appoints Davis M. Cassard and Edward B. Grant, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on May 24, 2018, and at all adjournments or postponements thereof, with all powers that the undersigned would have if present at the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

Mercantile
Bank Corporation

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Vote by Internet

- Go to **www.envisionreports.com/MBWM**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The notice of meeting, proxy statement, and annual report to shareholders are available at:

www.envisionreports.com/MBWM

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/MBWM** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 4, 2018 to facilitate timely delivery.

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Shareholder Meeting Notice

Mercantile Bank Corporation's Annual Meeting of Shareholders will be held on May 24, 2018 at Kent Country Club, 1600 College Avenue NE, Grand Rapids, MI 49505, at 9:00 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors: David M. Cassard, Edward J. Clark, Michelle L. Eldridge, Jeff A. Gardner, Edward B. Grant, Robert B. Kaminski, Jr., Michael H. Price, Thomas R. Sullivan.
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018.
3. Advisory approval of the compensation of our named executive officers.
4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Mercantile Bank Corporation 2018 Annual Meeting of Shareholders

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/MBWM**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Mercantile Bank Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 4, 2018.

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